                                                                   Exhibit 10.36



                            DEVELOPMENT, LICENSE AND


                           COMMERCIALIZATION AGREEMENT





                                     BETWEEN


                               NYCOMED IMAGING AS


                                       AND


                                  PHARMACYCLICS





                                OCTOBER 17, 1997




* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                TABLE OF CONTENTS

                                                                                  PAGE
1.   Definitions....................................................................1

     1.1         Affiliate                                                   1
     1.2         Competitive Product                                         1
     1.3         Core Dossier                                                2
     1.4         Development Data                                            2
     1.5         Development Expenses                                        2
     1.6         Development Plan and Budget                                 2
     1.7         Devices                                                     2
     1.8         Drug Substance                                              2
     1.9         EMEA                                                        3
     1.10        External Cancers                                            3
     1.11        FDA                                                         3
     1.12        FD&C Act                                                    3
     1.13        Field                                                       3
     1.14        Fill and Finish                                             3
     1.15        First Commercial Sale                                       3
     1.16        Health Authority                                            3
     1.17        HC Agreement                                                3
     1.18        HCC                                                         3
     1.19        Initial External Cancers                                    3
     1.20        Initial Internal Cancers                                    3
     1.21        Internal Cancers                                            3
     1.22        JDC                                                         3
     1.23        Licensed Product                                            3
     1.24        MA                                                          4
     1.25        MAA                                                         4
     1.26        Major Countries                                             4
     1.27        NDA                                                         4
     1.28        Net Sales                                                   4
     1.29        NYCOMED Collaboration Inventions                            5
     1.30        NYCOMED Independent Inventions                              5
     1.31        NYCOMED Know-How                                            5
     1.32        NYCOMED Patents                                             5
     1.33        NYCOMED Technology                                          5
     1.34        Party                                                       5
     1.35        PCI-0123                                                    6
     1.36        PHARMACYCLICS Inventions                                    6
     1.37        PHARMACYCLICS Know-How                                      6
     1.38        PHARMACYCLICS Patents                                       6
     1.39        PHARMACYCLICS Technology                                    6
     1.40        Phase I                                                     6
     1.41        Phase II                                                    7
     1.42        Phase III                                                   7

                                TABLE OF CONTENTS


                                                                                  PAGE
     1.43        PDT or Photodynamic Therapy                                  7
     1.44        Retained Territory                                           7
     1.45        Territory                                                    7
     1.46        Texaphyrin                                                   7
     1.47        UT License                                                   7

2.   License Grants; Exclusivity........ ...........................................7

     2.1         Development License to NYCOMED.                              7
     2.2         Commercialization License to NYCOMED.                        7
     2.3         UT License.                                                  7
     2.4         No Restrictions.                                             8
     2.5         Sublicense Rights.                                           8
     2.6         Rights Upon Expiration.                                      8
     2.7         Covenants of NYCOMED.                                        8
     2.8         License to PHARMACYCLICS                                     8
     2.9         Development of Competitive Products                          9
     2.10        Commercialization of Licensed Product in the Field in the
                 Retained Territory.                                          10
     2.11        Development of Licensed Products Outside The Field in The
                 Territory.                                                   11
     2.12        Opportunity for Redress of Harm to NYCOMED                   13

3.   Milestone Payments And Royalties..............................................13

     3.1         Milestone Payments.                                          13
     3.2         Royalties.                                                   14
     3.3         Duration of Royalty Payments.                                15
     3.4         No Additional Payments                                       15

4.   Manufacture And Supply Of The Licensed Product................................16

     4.1         Supply of Drug Substance.                                    16
     4.2         Fill and Finish of Licensed Products.                        16

5.   Development, Manufacture and Supply of Devices................................17

     5.1         Devise Development Expenses                                  17
     5.2         NYCOMED recognizes that PHARMACYCLICS                        17

6.   Commercialization of Licensed Products........................................18
     6.1         Launch and Commercial Roll-Out of Licensed Products          18

                               TABLE OF CONTENTS


                                                                                  PAGE
     6.2         Marketing Efforts.                                           18
     6.3         Marketing Restrictions.                                      18
     6.4         Trademark.                                                   18
     6.5         Packaging.                                                   18

7.   Payments, Reports and Records.................................................19

     7.1         Payments.                                                    19
     7.2         Late Payments.                                               19
     7.3         Exchange Rates; Blocked Currency.                            19

8.   Joint Development Committee; Development of Products..........................20

     8.1         Collaborative Development.                                   20
     8.2         Joint Development Committee.                                 20
     8.3         Responsibilities of the JDC.                                 21
     8.4         Dispute Resolution.                                          21
     8.5         Development Plan and Budget.                                 21
     8.6         Initial Indications                                          22
     8.7         Additional Indications.                                      22
     8.8         Substitution of Lead Compound.                               24
     8.9         Licensed Product Formulation.                                24
     8.10        Responsibilities of Each Party.                              24
     8.11        Allocation of Development Expenses.                          25
     8.12        Reimbursement.                                               26
     8.13        Documentation Exchange, Cooperation.                         26

9.   Regulatory Matters............................................................26



     9.1         Government Approval.                                         26
     9.2         Adverse Reaction Reporting.                                  27
     9.3         Compliance.                                                  27
     9.4         Product Recall.                                              27

10.  Liability and Indemnification.................................................27

     10.1        Indemnification by NYCOMED.                                  27
     10.2        Indemnification by PHARMACYCLICS.                            28

11.  Intellectual Property.........................................................29

                               TABLE OF CONTENTS


                                                                                  PAGE
     11.1        Ownership of Intellectual Property                           29
     11.2        Patent Prosecution and Maintenance.                          29
     11.3        Infringement of Third Party Patents in Territory.            30
     11.4        Third Party Infringement/Misappropriation of
                 PHARMACYCLICS Technology.                                    30

12.  Warranties and Representations...............................................31



     12.1.........................................................................31

     12.2.........................................................................31

     12.3.........................................................................31



13.  Effective Date and Term......................................................31

14.  Termination..................................................................32

     14.1        Termination by PHARMACYCLICS.                                32

     14.2        Termination by NYCOMED.                                      32

     14.3        ..................................................................32

     14.4        ..................................................................32

     14.5        ..................................................................32

     14.6        ..................................................................33



15.  Rights and Obligations During, Upon and Following Termination;

     Confidentiality...............................................................33

                               TABLE OF CONTENTS


                                                                                  PAGE
     15.1        ..................................................................33

     15.2        ..................................................................33



16.  Publicity.....................................................................34

17.  Force Majeure.................................................................34

18.  Succession and Assignment.....................................................34

19.  Notices.......................................................................34

20.  Affiliates....................................................................35

21.  Waiver........................................................................36

22.  Entire Agreement and Amendment; Titles........................................36

23.  Severability..................................................................36

24.  No Agency.....................................................................36

25.  Governing Law; Dispute Resolution.............................................36

26.  Modifications.................................................................37

27.  United States Dollars.........................................................37


                   DEVELOPMENT, LICENSE AND COMMERCIALIZATION


                                    AGREEMENT


        THIS AGREEMENT, is made effective as of October 17, 1997 (the "Effective Date"), between NYCOMED IMAGING AS, Nycoveien 1-2, N-0401, Oslo, Norway (hereinafter referred to as "NYCOMED"), and PHARMACYCLICS, INC., 995 E. Arques Avenue, Sunnyvale, California 94086 (hereinafter referred to as "PHARMACYCLICS")


                                WITNESSETH THAT:


        WHEREAS, PHARMACYCLICS is engaged in the development of a compound based upon its proprietary texaphyrin technology for use in photodynamic cancer therapies; and


        WHEREAS, PHARMACYCLICS has licensed, from the University of Texas, certain patents related thereto with the right to sublicense; and


        WHEREAS, NYCOMED has experience in the development of compounds for use in cancer diagnosis and therapy, and in the marketing, distribution and sale of such compounds; and


        WHEREAS, NYCOMED is desirous of obtaining from PHARMACYCLICS the exclusive right to develop and commercialize products based on PHARMACYCLICS' technology and patents in the Territory (as hereinafter defined) in accordance with the terms and conditions hereof;


        WHEREAS, PHARMACYCLICS is willing to grant such a license upon the terms and conditions hereof;


        NOW, THEREFORE, the Parties hereto have mutually agreed as follows:


1. DEFINITIONS. The following definitions will control the construction of each of the following terms wherever they appear in this Agreement:


        1.1 AFFILIATE shall mean, as to a Party hereto, any person, corporation, company, partnership, joint venture, firm and/or other entity (a "Person") which controls, is controlled by or is under common control with such Party. For these purposes, "control" means direct or indirect ownership or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equitable interest in any other type of entity.


        1.2 COMPETITIVE PRODUCT shall mean any product in the Field other than a Licensed Product.


        1.3 CORE DOSSIER shall mean with respect to each Development Plan, those pre-clinical and clinical studies required in the United States for submission and approval of the NDA for a Licensed Product. It is anticipated that the studies comprising the Core Dossier would, in general, be those which are also required for approval in Europe.


        1.4 DEVELOPMENT DATA shall mean any results, information and data arising from the development of Licensed Products and Devices pursuant to
Section 8, other than NYCOMED Inventions or PHARMACYCLICS Inventions.


        1.5 DEVELOPMENT EXPENSES shall include, as to a particular Development Plan and Budget: (i) expenses related to trial planning and implementation, and fees paid to third party suppliers of clinical services, clinical site recruiting, training and participation, monitoring of clinical sites, data analysis and data quality assurance, preparing documents for FDA or EMEA submission, and any expenses associated with obtaining regulatory approval for the clinical trial in question; (ii) costs associated with the design and development of the Device used in conjunction with the Licensed Product, subject to Article 5; (iii) amounts paid for Drug Substance and/or Licensed Product and Devices for use in clinical trials; (iv) non-labor indirect costs normally associated with clinical trials and Device development; (v) overhead and a reasonable allocation of administrative expenses directly in support of the foregoing; such allocation shall not include fixed expenses associated with the overall business of PHARMACYCLICS and NYCOMED including but not limited to rent, utilities and executive compensation; (vi) costs for validation and stability of clinical trial batches of Drug Substance and/or finished Licensed Product; all as specified in the Development Plan and Budget approved by the JDC pursuant to
Article 8.


        1.6 DEVELOPMENT PLAN AND BUDGET shall have the meaning assigned thereto in Section 8.5.


        1.7 DEVICES shall mean any light source (including, e.g., any laser or incoherent light source) and light delivery devices including any catheter, fiber optic light disperser, needles detectors, and sensors designed, developed, produced and/or manufactured by or for PHARMACYCLICS and/or NYCOMED for the delivery of the appropriate spectrum of light in connection with the photoactivation of the Licensed Product in the Field. "Device" shall include, in particular, that certain diode laser currently under development by PHARMACYCLICS, as well as that certain solid state light array system and directly related items currently under development by PHARMACYCLICS and as further specified in that memo dated September 5, 1997 from PHARMACYCLICS to NYCOMED incorporated herein by reference (the "Base Device").


        1.8 DRUG SUBSTANCE shall mean a composition containing PCI-0123 (or any Texaphyrin incorporating lutetium substituted therefor pursuant to Section 8.8) in bulk form.


        1.9 EMEA shall mean European Medicines Evaluation Agency.


        1.10 EXTERNAL CANCERS shall mean [*] and including the Initial External Cancers.


        1.11 FDA shall mean the United States Food and Drug Administration.


        1.12 FD&C ACT shall mean the United States Food, Drug and Cosmetic Act.


        1.13 FIELD shall mean the treatment of Internal Cancers or External Cancers in humans through PDT.


        1.14 FILL AND FINISH shall mean the vialing of Drug Substance, and the labeling and packaging of the vialed Licensed Product.


        1.15 FIRST COMMERCIAL SALE shall mean the first sale of the Licensed Product for use, consumption or resale to any third party customer in a particular country in the Territory after MA and all relevant price and reimbursement approvals have been obtained.


        1.16 HEALTH AUTHORITY means the health regulatory agency of a particular country in the Territory or in the Retained Territory.


        1.17 HC AGREEMENT shall mean that certain Master Process Development and Supply Agreement between PHARMACYCLICS and HCC dated September 6, 1996 for the manufacture and supply of Drug Substance.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

        1.18 HCC shall mean the Hoechst Celanese Corporation.


        1.19 INITIAL EXTERNAL CANCERS shall mean [*] and [*].


        1.20 INITIAL INTERNAL CANCERS shall mean [*] and [*], and [*] patients.


        1.21 INTERNAL CANCERS shall mean [*] including, e.g., without limitation, the Initial Internal Cancers.


        1.22 JDC shall mean the Joint Development Committee as described in
Article 8 hereof.


        1.23 LICENSED PRODUCT shall mean any therapeutic agent which contains PCI- 0123 or, where agreed to by the Parties pursuant to Section 8.8, any Texaphyrin incorporating the metal lutetium which is substituted for PCI-0123. In particular, but without limiting the generality of the foregoing, "Licensed Product" shall not include either (i) any Texaphyrin incorporating the metal lutetium and conjugated with any biopolymer (e.g. a protein, carbohydrate, nucleic acid or steroid); or (ii) any polymer of a Texaphyrin incorporating lutetium and combined with a Texaphyrin incorporating a metal other than lutetium.


        1.24 MA shall mean "Marketing Approval," the approval to market and commercially distribute a pharmaceutical product or medical device, exclusive of government price or reimbursement approval where applicable, by the EMEA or by the Health Authority (or other appropriate regulatory agency) of a country within the Territory.


        1.25 MAA shall mean an application for MA submitted to the EMEA or any Health Authority.


        1.26 MAJOR COUNTRIES shall mean [*], [*], [*].


        1.27 NDA shall mean a New Drug Application with the FDA.


        1.28 NET SALES shall mean:



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                (a) Subject to Subsection (b) below, with respect to a Licensed Product and a specified period, the gross revenues collected by NYCOMED, its Affiliates or its sublicensees from or on account of sales of such Licensed Product during that period to independent third parties, less deduction for:


                        (i) Credits or allowances, if any, actually granted on account of price adjustments, rejection or return of Licensed Products previously sold, whether during the specific period or not, rebates and discounts;


                        (ii) Excise, sales taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding franchise, income, or other taxes levied with respect to gross receipts); and


                        (iii) Separately itemized insurance and transportation costs incurred in shipping Licensed Products to independent third parties. Net Sales shall not include any transfer of Licensed Product between NYCOMED and any of its Affiliates or its sublicensees for resale but shall include the resale from an Affiliate of NYCOMED or a sublicensee of NYCOMED to an independent third party.


                (b) For countries in the Territory where NYCOMED uses a third party distributor (who is not a sublicensee) to market and sell the Licensed Product, including but not limited to certain countries in South America, Mexico, certain countries of Africa and the Middle East, "Net Sales" will be equal to NYCOMED'S gross revenue collected for such sales [*] of the difference between the "Acquisition Price" and the gross revenue collected by NYCOMED from such third party distributor. "Acquisition Price" shall be the price paid by the end customer of such third party distributor. For example, assume NYCOMED sold a unit of Licensed Product to such distributor for [*]; assume also that such distributor sold such unit of Licensed Product to its end user customer for [*]. "Net Sales" for such unit of Licensed Product would equal [*] plus [*].


        1.29 NYCOMED INVENTIONS shall mean all inventions relating to the Licensed Product in the Field made or discovered solely by employees or agents of NYCOMED and NYCOMED'S interest in inventions made or discovered jointly by employees or agents of NYCOMED and PHARMACYCLICS and/or any designated Device manufacturer working on behalf of the Parties, all in the course of the conduct of the development of Licensed Products under this Agreement.


        1.30 NYCOMED INDEPENDENT INVENTIONS shall mean any inventions which cover the manufacture, use, or sale of the Licensed Products in the Field and which exist as of the Effective Date or which are made or discovered during the term of this


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

Agreement, but outside of the conduct of the development of Licensed Products, and which are owned or controlled by NYCOMED (with the right to grant sublicenses).


        1.31 NYCOMED KNOW-HOW shall mean: all non-patented inventions, know-how, technology, trade secrets, processes, data and methods and any other information which:


                        (i) NYCOMED owns, controls or has a license to, as of the Effective Date, or during the term of this Agreement, and


                        (ii) Relates to the development, Fill and Finish, use, marketing, sale, importation and distribution of the Licensed Product and its respective Device(s) for use in the Field in the Territory, including NYCOMED'S interest in the Development Data.


        1.32 NYCOMED PATENTS shall mean all patent applications claiming any NYCOMED Inventions or NYCOMED Independent Inventions, as the context requires, and all patents issued pursuant to any such patent applications, and all substitutions, divisionals, reissues, renewals, continuations, continuations-in-part, extensions, supplementary protection certificates and foreign counterparts thereof.


        1.33 NYCOMED TECHNOLOGY shall mean the NYCOMED Patents and the NYCOMED Know-How.


        1.34 PARTY shall mean either PHARMACYCLICS or NYCOMED, as the context may require.


        1.35 PCI-0123 shall mean the Texaphyrin compound incorporating lutetium and having the structure shown in Appendix A and the IUPAC name as follows: Bis (acetato-O)[9,10-diethyl-20,21-bis[2-[2-(2-methoxyethoxy)ethoxy]ethoxy]-4,15-dimethyl-8,11-imino-6,3:16,13-dinitrilo-1,18-benzodiazacycloeicosine-5,14-dipropanolato-N1, N18, N23, N24, N25] lutetium hydrate.


        1.36 PHARMACYCLICS INVENTIONS shall mean all inventions relating to the Licensed Product in the Field made or discovered solely by employees or agents of PHARMACYCLICS and PHARMACYCLICS' interest in inventions made or discovered jointly by employees or agents of NYCOMED and PHARMACYCLICS and/or any designated Device manufacturer working on behalf of the Parties, all in the course of the conduct of the development of Licensed Products under this Agreement.

        1.37 PHARMACYCLICS KNOW-HOW shall mean: all non-patented inventions, know-how, technology, trade secrets, processes, data, methods and any physical, chemical or biological material or other information which:


                        (i) PHARMACYCLICS owns, controls or has a license to (with a right to sublicense) as of the Effective Date or during the term of this Agreement, and


                        (ii) Relates to the development, Fill and Finish, use, marketing, sale, importation and distribution of the Licensed Product and its respective Device(s) for use in the Field in the Territory, including PHARMACYCLICS' interest in the Development Data.


        1.38 PHARMACYCLICS PATENTS shall mean:


                        (i) All patents and patent applications owned or controlled by or licensed to PHARMACYCLICS (with the right to grant sublicenses) in the Territory as of the Effective Date or during the term of this Agreement, which contain claims which cover the development, use or sale of the Licensed Product in the Field, including, without limitation, the patents and patent applications listed in Appendix B hereto;


                        (ii) All patents issued pursuant to any such patent applications; and


                        (iii) All substitutions, divisionals, reissues, renewals, continuations, continuations-in-part, extensions, and supplementary protection certificates of the patents described in (i) and (ii) of this definition.


        1.39 PHARMACYCLICS TECHNOLOGY shall mean the PHARMACYCLICS Patents and the PHARMACYCLICS Know-How.


        1.40 PHASE I shall mean that phase of clinical development as defined in the United States FD&C Act and applicable regulations promulgated thereunder.


        1.41 PHASE II shall mean that phase of clinical development as defined in the United States FD&C Act and applicable regulations promulgated thereunder.


        1.42 PHASE III shall mean that phase of clinical development as defined in the United States FD&C Act and applicable regulations promulgated thereunder.

        1.43 PDT OR PHOTODYNAMIC THERAPY shall mean the treatment of Internal Cancer or External Cancer by the application of light to a cancerous anatomic site containing a photosensitizing therapeutic agent at the time that such agent is present at the cancerous site.


        1.44 RETAINED TERRITORY shall mean the United States (except for its territories and possessions), Canada and Japan.


        1.45 TERRITORY shall mean all the countries and territories of the world except the Retained Territory.


        1.46 TEXAPHYRIN shall mean a molecule which has as its core structure the structure set forth on Appendix C.


        1.47 UT LICENSE shall mean that certain License Agreement, effective as of May 28, 1992, between PHARMACYCLICS and the University of Texas, a copy of which has been provided by PHARMACYCLICS to NYCOMED prior to the Effective Date.


2.      LICENSE GRANTS; EXCLUSIVITY.


        2.1 DEVELOPMENT LICENSE TO NYCOMED. Subject to the terms and conditions of this Agreement, PHARMACYCLICS hereby grants to NYCOMED an exclusive (even as to PHARMACYCLICS) sublicense under the PHARMACYCLICS Technology governed by the UT License and an exclusive license under all other PHARMACYCLICS Technology, to conduct clinical development of the Licensed Product for use in the Field in the Territory pursuant to Article 8 except that PHARMACYCLICS retains the right to participate in such development in accordance with this Agreement.


        2.2 COMMERCIALIZATION LICENSE TO NYCOMED. Subject to the terms and conditions of this Agreement, PHARMACYCLICS hereby grants to NYCOMED an exclusive (even as to PHARMACYCLICS) sublicense under the PHARMACYCLICS Technology governed by the UT License and an exclusive license under all other PHARMACYCLICS Technology, to use, import, Fill and Finish, market, sell, offer for sale and distribute the Licensed Product for use in the Field in the Territory.


        2.3 UT LICENSE. NYCOMED acknowledges and understands that the licenses to the PHARMACYCLICS Technology granted to NYCOMED under Sections 2.1 and 2.2 contemplate sublicenses of certain of such PHARMACYCLICS Technology under and pursuant to the UT License, and that such sublicensed PHARMACYCLICS

Technology is subject to any rights retained by the University of Texas, including, without limitation, rights with respect to patent infringement, prosecution and maintenance under Sections 7 and 13 of the UT License, or the United States government pursuant to the UT License.


        2.4 NO RESTRICTIONS. PHARMACYCLICS represents and warrants to NYCOMED that, except as set forth in Section 2.3, there are no restrictions on PHARMACYCLICS' rights to grant the licenses set forth in Sections 2.1 and 2.2.


        2.5 SUBLICENSE RIGHTS. NYCOMED shall have the right to sublicense the licenses granted in Sections 2.1 and 2.2, subject to the prior written approval of PHARMACYCLICS, which approval shall not be unreasonably withheld or delayed, so long as each sublicensee agrees to be bound mutatis mutandis by all of the terms and conditions of this Agreement, except that no consent of PHARMACYCLICS shall be required for sublicenses to Affiliates of NYCOMED. Further, NYCOMED shall have the right to appoint the distributor(s) of its choice in any country of the Territory, pursuant to its normal distribution channels, without the approval of PHARMACYCLICS.


        2.6 RIGHTS UPON EXPIRATION. Upon the expiration of NYCOMED'S obligations to pay royalties pursuant to Section 3.3, NYCOMED'S license rights granted hereunder with respect to Licensed Products then sold by NYCOMED and/or its Affiliates shall become paid-up, royalty-free, irrevocable and perpetual.


        2.7 COVENANTS OF NYCOMED. NYCOMED covenants that it shall not, nor shall it cause any Affiliate to, use or practice directly or indirectly any PHARMACYCLICS Know-How, and, until expiration thereof, inventions claimed in any PHARMACYCLICS Patents, for any purposes other than the development, importation, use, marketing, distribution, offer for sale or sale of Licensed Products or the Devices in the Field and in the Territory. NYCOMED shall ensure that any permitted sublicense under this Agreement shall contain terms with the same effect as this Section 2.7, and agrees that it will, at PHARMACYCLICS' request, take all measures requested to enforce the pertinent terms of such sublicense against the sublicensee.


        2.8 LICENSE TO PHARMACYCLICS. Subject to the terms and conditions of this Agreement, NYCOMED hereby grants to PHARMACYCLICS


                        (i) An exclusive, royalty-free, license to use and practice the NYCOMED Inventions and patents arising therefrom to make, have made, use, import, offer for sale and sell Licensed Products in the Field in the Retained Territory; and

                        (ii) A worldwide, non-exclusive, royalty-free license to use and practice the NYCOMED Inventions and patents arising therefrom to make, have made, use, import, offer for sale and sell products outside the Field.


        2.9 DEVELOPMENT OF COMPETITIVE PRODUCTS


                (a) IN-LICENSE OF COMPETITIVE PRODUCTS. NYCOMED agrees that, until the [*] anniversary of the Effective Date, it shall not license from a third party any Competitive Product for development and/or sale by NYCOMED or its Affiliates in the Territory without PHARMACYCLICS' written consent. After such [*] anniversary date, NYCOMED shall be free to license any Competitive Product from a third party for the Territory without the consent of PHARMACYCLICS; provided, however, that the development and commercialization of such Competitive Product shall be subject to the provisions of this Section 2.9.


                (b) COMPETITIVE PRODUCT DEVELOPMENT. If NYCOMED licenses a Competitive Product for the Territory from a third party pursuant to Section 2.9(a) or if NYCOMED shall have discovered internally any Competitive Product for the Territory, it shall have the right to conduct pre-clinical and/or clinical development with respect thereto after the second anniversary of the Effective Date, provided NYCOMED continues to conduct such development tasks and fund its share of Development Expenses as are set forth in Sections 8.10 and 8.11 and in each Development Plan and Budget under which the Parties are operating and as has been approved by the JDC as of the time such Competitive Product is licensed for the Territory, or, where discovered internally, as of the commencement of development of such Competitive Product, through filing of the MAA of the Licensed Product.


                (c) COMMERCIALIZATION OF COMPETITIVE PRODUCTS. In the event NYCOMED determines to file a MAA in the Territory for a Competitive Product either in- licensed or developed internally by NYCOMED, it shall so notify PHARMACYCLICS in writing and the following shall apply:


                        (i) NYCOMED shall retain the exclusive licenses set forth in Section 2.2 with respect to any Licensed Product then on the market at the time of the filing of such MAA (or for which an MAA has been filed), but only for a period of five (5) years from the date of First Commercial Sale of the Competitive Product. Thereafter, all rights of NYCOMED with respect to such Licensed Products shall terminate and shall revert to PHARMACYCLICS, and PHARMACYCLICS shall have the right to license such reverted Licensed Products to any third party.


                        (ii) NYCOMED'S rights to further develop and commercialize any Licensed Product which is under development pursuant to a Development Plan and


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

Budget at the time of the filing of such MAA for the Competitive Product shall terminate and shall revert to PHARMACYCLICS. In the event of such reversion, PHARMACYCLICS shall have the right to license to any third party such Licensed Products then under development; provided, however, that PHARMACYCLICS shall pay to NYCOMED a royalty on Net Sales of such reverted Licensed Products in the Territory at one-half the rates set forth in Section 3.2, up to an amount equal to the amount of Development Expenses funded by NYCOMED for such reverted Licensed Product.


                        (iii) NYCOMED'S rights to develop and commercialize any and all Licensed Products under Section 8.7 for any indications not then under development by the Parties will terminate and will revert to PHARMACYCLICS. In the event of such reversion, PHARMACYCLICS shall have the right to license to any third party the Licensed Products for such reverted indication(s).


                (d) RIGHTS OF PHARMACYCLICS. In the event NYCOMED'S rights terminate as provided in Sub-Section 2.9(c), the following shall apply:


                        (i) PHARMACYCLICS shall have the right to use and to grant to any third party licensee the right to use the Trademark in connection with the sale of Licensed Products in the Field and in the Territory, after reversion of Licensed Products under Section 2.9(c)(i).


                        (ii) PHARMACYCLICS shall have the right, and may license to any such third party licensee in the Territory the right, to use any and all Development Data, and to reference the MAAs and any other regulatory applications prepared by NYCOMED and/or PHARMACYCLICS with respect to Licensed Products in the Field, for the purpose of any development or commercialization of such Licensed Products for such reverted indications, subject to the confidentiality provisions of Article 15.


                        (iii) Effective only in such event, NYCOMED hereby grants to PHARMACYCLICS a license, with the right to sublicense, to practice the NYCOMED Inventions under the NYCOMED Patents, if any, to develop, make, have made, use, import and sell Licensed Products for the reverted indications in the Field and in the Territory. In addition, NYCOMED agrees to grant to PHARMACYCLICS a license, with the right to sublicense, to practice the NYCOMED Independent Inventions for the same purpose as provided in the previous sentence, upon terms to be negotiated by the Parties in good faith.


        2.10 COMMERCIALIZATION OF LICENSED PRODUCT IN THE FIELD IN THE RETAINED TERRITORY.

        (a) RIGHT OF NEGOTIATION. In the event PHARMACYCLICS determines not to develop and/or market and sell the Licensed Product itself in the United States or Canada or both, it shall so inform NYCOMED. NYCOMED shall have thirty (30) days following receipt of such notice to provide written notice to PHARMACYCLICS of its desire to negotiate for such rights, in the case of the United States alone, or the United States and Canada combined, or, in the case of Canada alone, to add Canada to the Territory under this Agreement. Upon PHARMACYCLICS' receipt of such statement of interest in the United States or the United States and Canada combined, the Parties will negotiate in good faith the terms under which PHARMACYCLICS would grant to NYCOMED the right to develop and/or market and sell the Licensed Product in the United States or the United States and Canada. If NYCOMED has not provided a notice of its interest within the thirty
(30) day period referenced above, or if the Parties are unable to agree upon the principal terms of such an agreement within sixty (60) days following receipt of NYCOMED'S notice of interest, PHARMACYCLICS shall be free to proceed independently, alone or with a third party, provided that PHARMACYCLICS shall not enter into any agreement with a third party on terms which when viewed in their totality are more favorable than those last offered to NYCOMED hereunder.


        (b) RIGHTS OF PHARMACYCLICS. In the event that PHARMACYCLICS proceeds independently or with a third party licensee to develop and/or market and sell Licensed Products in the Field in the Retained Territory, the following shall apply:


                (i) PHARMACYCLICS shall have the right to use, and to grant to any such third party licensee the right to use, the Trademark selected by the Parties under Section 6.4 in connection with the sale, inside the Retained Territory, of Licensed Products for use in the Field. Except as provided in the preceding sentence and in Section 2.9(d), neither PHARMACYCLICS nor any third party shall have any rights to use the Trademark selected pursuant to Section 6.4.


                (ii) PHARMACYCLICS shall have the right, and may license to any such third party licensee in the Retained Territory the right, to use any and all Development Data, and to reference the MAAs and NDAs and other regulatory applications prepared hereunder, for the purpose of such commercialization efforts, subject to the confidentiality provisions of Article 15.


                (iii) Effective only in such event, NYCOMED hereby grants to PHARMACYCLICS a license, with the right to sublicense, to practice the NYCOMED Inventions if any, under the NYCOMED Patents, to develop, make, have made, use, import and sell Licensed Products in the Field in the Retained Territory. In addition, NYCOMED agrees to grant to PHARMACYCLICS a license, with the right to sublicense, to practice the NYCOMED Independent Inventions, under the NYCOMED

Patents, for the same purpose as provided in the previous sentence, for terms to be negotiated in good faith between the Parties.


                (iv) NYCOMED, upon request, shall supply Finished Product for sale in the Retained Territory to any such third party licensee at a price equal to NYCOMED'S direct cost of goods plus [*] pursuant to Section 4.2.


        2.11 DEVELOPMENT OF LICENSED PRODUCTS OUTSIDE THE FIELD IN THE
TERRITORY.


                (a) In the event that PHARMACYCLICS enters into an agreement with any third party for the development, marketing and sale of a Licensed Product which has the same chemical structure as a Licensed Product then under development or commercialized by the Parties (a "Third Party Compound") for indications outside the Field, but for sale in the Territory (a "Third Party Agreement"), it will ensure that:


                        (i) The proposed Third Party Compound differs in its formulation in such a manner that prescribing physicians could not reasonably be expected to substitute in the marketplace such Third Party Compound for the Licensed Product(s) then being developed or commercialized by NYCOMED and PHARMACYCLICS in the Field; or


                        (ii) The proposed development program differs in such other respects from the NYCOMED and PHARMACYCLICS development program hereunder or its anticipated commercialized Licensed Products then under development so as to otherwise ensure that the substitution referred to in (i) above could not reasonably be expected to occur.


                (b) From and after the date PHARMACYCLICS enters into such Third Party Agreement, each Party agrees and understands that the JDC will not be permitted to recommend the modification of any Licensed Product, whether with respect to its formulation or otherwise, where such modification would increase the likelihood that prescribing physicians reasonably would substitute in the marketplace such Licensed Product for one or more Third Party Compounds then being developed and/or sold for use outside the Field but for sale in the Territory. NYCOMED will ensure that any permitted sublicense under this Agreement contains terms with the same effect as this Section 2.11. Prior to entering into any such Third Party Agreement, PHARMACYCLICS agrees to disclose to NYCOMED in confidence those portions of such Third Party Agreement that are reasonably necessary to demonstrate compliance with this Section 2.11.



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                (c) PHARMACYCLICS agrees to keep NYCOMED reasonably informed as to the development programs under any Third Party
Agreements, subject to the confidentiality provisions of Article 15, in order to allow NYCOMED to monitor PHARMACYCLICS' compliance with its obligations under this Section 2.11. NYCOMED agrees to inform PHARMACYCLICS promptly of any adverse implications of such third party development programs anticipated by NYCOMED and PHARMACYCLICS agrees to meet with NYCOMED in good faith to address such adverse implications.


                (d) In the event that, despite the Parties' compliance with their obligations under Sub-Sections (a), (b) and (c) above, a Third Party Compound which is marketed or sold for use outside the Field and in the Territory is nonetheless substituted in the marketplace for a Licensed Product marketed and sold by NYCOMED, its Affiliates or sublicensees hereunder, the following shall apply:


                        (i) NYCOMED shall provide to PHARMACYCLICS any and all audit data collected by NYCOMED in its normal course of business with respect to (a) NYCOMED'S sales of Licensed Products actually used in the Field and in the Territory, (b) sales of Licensed Products used outside the Field in the Territory, (c) sales of Third Party Compounds used in the Field and the Territory, and (d) sales of Third Party Compounds used outside the Field in the Territory;


                        (ii) PHARMACYCLICS shall require that any and all third party licensees under all Third Party Agreements provide to PHARMACYCLICS all audit data collected by such third party with respect to the sales referenced in Sub-Section (i) above;


                        (iii) PHARMACYCLICS shall analyze all data provided by both NYCOMED and PHARMACYCLICS' third party licensees and shall first develop a methodology for determining the extent and nature of sales of Licensed Products by NYCOMED outside the Field and by such third party licensees within the Field, in the Territory (the "Audit Methodology") which shall be subject to the approval of NYCOMED and the third party licensee(s). Upon such approval, PHARMACYCLICS shall then determine the sales for each party using the agreed to Audit Methodology and all audit data provided by NYCOMED and the third party licensee(s) under Section (i) and (ii) above. In the event data is required to make such a determination in addition to that provided by NYCOMED and such third party licensee and collected in the normal course of business, PHARMACYCLICS will reimburse NYCOMED for all reasonable costs associated with NYCOMED'S collection of such additional data. PHARMACYCLICS will be responsible for collecting all data outside the scope of normal business of NYCOMED. The Audit Methodology shall be used solely as a mechanism for reconciling the appropriate net profit to each of NYCOMED and such third party licensees, as well as the royalty owed PHARMACYCLICS for sales of such Licensed Product in the Territory.


        2.12 OPPORTUNITY FOR REDRESS OF HARM TO NYCOMED. In the event NYCOMED determines that it has been economically harmed by the sale of any Third Party Compound or any other compound containing a Texaphyrin incorporating the metal lutetium in the Territory in ways other than the sales of such Third Party Compound into the Field, which such sales are addressed under Section 2.11 (including, without limitation, price erosion, regulatory delays or issues, or trademark issues), it shall have the right to present evidence of such harm to PHARMACYCLICS, and upon the presentation of such data the Parties shall negotiate in good faith a reduction in royalty percentage to compensate NYCOMED for anticipated lost profit.


3.      MILESTONE PAYMENTS AND ROYALTIES.


        3.1 MILESTONE PAYMENTS. For and in consideration of the rights and licenses granted by PHARMACYCLICS to NYCOMED hereunder and the access to and use of all PHARMACYCLICS Know-How and Development Data, NYCOMED shall pay or cause to be paid to PHARMACYCLICS the nonrefundable amounts outlined below:


                (a) A license fee equal to [*];


                (b) [*] upon the [*];


                (c) [*];


                (d) [*] upon the earlier of


                        (i) [*]


                        (ii) [*]


                (e) Milestone payments for the development of Licensed Products for one or more of the Initial Internal Cancer indications shall be negotiated in good faith by



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

the Parties, following PHARMACYCLICS' delivery to NYCOMED of the Development Plan and Budget for such Initial Internal Cancers; provided, however, that such milestones will be triggered by the same events as are set forth in Sub-Sections
(b), (c) and (d). Milestone payments for the development of Initial Internal Cancer indications shall be equal, in the aggregate, to [*].


        3.2 ROYALTIES.


                (a) In exchange for the Licenses under Section 2.1 and 2.2 and the receipt of Development Data under Article 8, NYCOMED shall pay to PHARMACYCLICS a royalty, on annual, aggregate Net Sales of all Licensed Products in all countries of the Territory, (the "Net Sales Base") as set forth below:


                Where the Net Sales Base is in the range of [*], a royalty of [*] of the Net Sales Base; or


                Where the Net Sales Base is in the range [*], a royalty of [*] of the Net Sales Base; or


                Where the Net Sales Base is in the range [*], a royalty of [*] of the Net Sales Base.


                Where the Net Sales Base is above [*], a royalty of [*] of the Net Sales Base.


                (b) However, in any country of the Territory in which no patent protection exists to cover the use or sale of the Licensed Product or the PHARMACYCLICS Patents have expired and where a Competitive Product consisting of lutetium texaphyrin is marketed by another party, the Net Sales Base calculation will be conducted as follows:


                        (i) [*] of Net Sales for that country will be counted towards Net Sales Base if one Competitive Product is marketed,


                        (ii) [*] of Net Sales for that country will be counted towards Net Sales Base if two Competitive Products are marketed, or



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                        (iii) [*] of Net Sales for that country will be counted towards Net Sales Base if three or more Competitive Products are marketed. All other countries where there is no Competitive Product, Net Sales will be one hundred percent (100%) of actual sales in the country.


                (c) In addition to the royalties paid to PHARMACYCLICS under
Section 3.2(a), and in consideration for the rights sublicensed to NYCOMED through the UT License, NYCOMED shall also pay to PHARMACYCLICS a royalty, on annual, aggregate Net Sales of all Licensed Products in all countries of the Territory, as follows:


                Where Net Sales are in the range of [*] a royalty of [*] of all such Net Sales; and


                Where Net Sales are above [*] a royalty of [*] of all such Net Sales.


        3.3 DURATION OF ROYALTY PAYMENTS. NYCOMED shall pay to PHARMACYCLICS a royalty on one hundred percent (100%) of the Net Sales of each Licensed Product in each country of the Territory for either:


                        (i) The life of the last to expire PHARMACYCLICS Patent in each such country; or


                        (ii) Ten (10) years after the First Commercial Sale of the Licensed Product in each such country; whichever occurs last, subject to
Section 3.2(b).


        3.4 NO ADDITIONAL PAYMENTS. Except as otherwise provided in this Agreement, PHARMACYCLICS shall not be entitled to any additional payment as a result of the disclosure of PHARMACYCLICS Know-How to NYCOMED pursuant to
Section 8.12, nor for NYCOMED'S use of such PHARMACYCLICS Know-How as permitted under this Agreement.


4.      MANUFACTURE AND SUPPLY OF THE LICENSED PRODUCT.


        4.1 SUPPLY OF DRUG SUBSTANCE. NYCOMED acknowledges and understands that PHARMACYCLICS has entered into the HC Agreement and that, pursuant to the HC Agreement, HCC has the right to supply to PHARMACYCLICS all of its worldwide requirements for Drug Substance for Phase III Clinical Trials and commercial sale. PHARMACYCLICS agrees to either:



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                        (i) Direct HCC to supply to NYCOMED all of NYCOMED'S requirements of Drug Substance; or


                        (ii) Enter into negotiations with NYCOMED and HCC for the supply by HCC of Drug Substance directly to NYCOMED, in either case, as the Parties shall determine following the Effective Date. In the event PHARMACYCLICS agrees to supply Drug Substance to NYCOMED through and under the HC Agreement, NYCOMED and PHARMACYCLICS shall enter into a separate supply agreement (the "PHARMACYCLICS Supply Agreement"), which such agreement shall set forth the terms and conditions of such supply; provided, however, that the price to be paid by NYCOMED for such Drug Substance will be [*] In the event the Parties determine to negotiate with HCC for supply directly by HCC to NYCOMED, such supply will be conducted pursuant to a separate supply agreement by and between NYCOMED (and, where deemed appropriate, PHARMACYCLICS) and HCC (the "HCC/NYCOMED Supply Agreement").


        4.2     FILL AND FINISH OF LICENSED PRODUCTS.


                (a) Upon request of NYCOMED, PHARMACYCLICS shall transfer to NYCOMED the PHARMACYCLICS Know-How with regard to Fill and Finish. NYCOMED shall Fill and Finish Licensed Product in accordance with the applicable MA's at the plant of its Affiliate, NYCOMED Puerto Rico Inc., or at another of NYCOMED'S sites. In the event NYCOMED selects an Affiliate, other than NYCOMED Puerto Rico, Inc., to Fill and Finish Licensed Product, NYCOMED shall give PHARMACYCLICS ninety (90) days written notice, or, where PHARMACYCLICS exercises its option under Section 4.2(b), one hundred eighty (180) days written notice. All such Fill and Finish shall be done in accordance with all applicable regulatory requirements, including cGMPs.


                (b) In addition, NYCOMED hereby grants to PHARMACYCLICS an option to have NYCOMED cause to be supplied to PHARMACYCLICS, for use or sale by its own sales organization, finished Licensed Product, utilizing Drug Substance supplied to NYCOMED Puerto Rico Inc. (or such other supplier as NYCOMED designates) by PHARMACYCLICS, for use or sale in the Retained Territory, at a price equal to NYCOMED'S direct cost of goods. Such supply option shall be in effect as of the Effective Date and shall extend until five (5) years after the Licensed Product is approved by the FDA. Such option shall be exercised upon written notice by PHARMACYCLICS and shall be subject to the negotiation by the Parties of appropriate terms and conditions governing such supply. Such supply shall be conducted pursuant to a separate supply agreement to be entered into by the Parties (the "Fill and Finish Agreement").



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

5.      DEVELOPMENT, MANUFACTURE AND SUPPLY OF DEVICES.


        5.1 DEVICE DEVELOPMENT EXPENSES. NYCOMED acknowledges and understands that PHARMACYCLICS has been engaged, either directly or through third parties, in the development and preliminary manufacture of the Base Device. Such activities, and the budgeted amounts to be expended therefor have been disclosed to NYCOMED pursuant to that certain memorandum dated September 5, 1997, from PHARMACYCLICS to NYCOMED. As part of its obligations to assist in the funding of the Development Expenses, NYCOMED agrees to reimburse PHARMACYCLICS for [*] of such costs, subject to a limit of [*] With respect to all other Devices, or any improvements to the Base Device, NYCOMED agrees also to [*] of all costs associated therewith, provided such costs are included within the Development Plan and Budget for a particular indication approved by the JDC.


        5.2 NYCOMED recognizes that PHARMACYCLICS has entered into contracts, and is in ongoing discussions with, third parties for the supply of the Base Device as well as other Devices ("Device Suppliers"). Pursuant to such discussions, PHARMACYCLICS expects to secure agreements with the Device Suppliers ("Supplier Agreements") for the manufacture and supply of such Devices to PHARMACYCLICS for clinical trials and commercial sale. PHARMACYCLICS agrees to either: (i) cause such Device Suppliers to supply to NYCOMED all of NYCOMED'S requirements for the Devices; or (ii) enter into negotiations with NYCOMED and such Device Suppliers for the supply by such Device Suppliers of Devices directly to NYCOMED, in either case, as the Parties shall determine. In the event PHARMACYCLICS agrees to supply devices to NYCOMED through and under the Device Suppliers' Agreements, NYCOMED and PHARMACYCLICS shall enter into a separate supply agreement (a "PHARMACYCLICS Device Supply Agreement"), which such agreement shall set forth the terms and conditions of such supply; provided, however, that the price to be paid by NYCOMED for such Devices will be equal to the price paid by PHARMACYCLICS to Device Suppliers for such Devices. In the event the Parties decide to negotiate with Device Suppliers for supply directly by Device Suppliers to NYCOMED, such supply will be conducted pursuant to a separate supply agreement by and between NYCOMED (and, where deemed appropriate, PHARMACYCLICS) and the Device Suppliers (the "Suppliers/NYCOMED Supply Agreement").


6.      COMMERCIALIZATION OF LICENSED PRODUCTS.


        6.1 LAUNCH AND COMMERCIAL ROLL-OUT OF LICENSED PRODUCTS. NYCOMED agrees that it shall use its reasonable best efforts to apply for an MAA with respect to each Licensed Product in the countries and territories as specified in that memo dated October 9, 1997, and to launch, upon receipt of MA (and, where required, pricing and reimbursement approval) in such country or territory, in the order of priority and



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

according to the timeline as specified in that memo dated October 9, 1997 from NYCOMED to PHARMACYCLICS. NYCOMED acknowledges and agrees that it is NYCOMED'S intention to seek MAA with respect to each Licensed Product in as many markets as are commercially feasible.


        6.2 MARKETING EFFORTS. NYCOMED, NYCOMED Affiliates and NYCOMED sublicensees each shall use its reasonable best efforts, subject to governmental laws, regulations and requirements and the terms and provisions of this Agreement, to market and sell Licensed Products and related Device(s). Such reasonable best efforts shall require the dedication by NYCOMED, NYCOMED Affiliates and NYCOMED sublicensees of resources consistent with the resources which would have been used by NYCOMED at the relevant time in relation to a product with similar clinical applications generated from NYCOMED'S own research endeavor which NYCOMED had decided to market. In assessing NYCOMED, NYCOMED Affiliates and NYCOMED sublicensee's compliance with the obligations contained in this Article 6, consideration shall be given to the overall market conditions and commercial viability of the Licensed Product in each country of the Territory.


        6.3 MARKETING RESTRICTIONS. NYCOMED hereby covenants that it will not, without the prior written authorization of PHARMACYCLICS, solicit the sale of Licensed Products or Devices, or advertise, or keep a stock of Licensed Products or Devices, outside of the Territory, nor will it solicit the sale of Licensed Products or Devices or promote the use of Licensed Products or Devices outside the Field.


        6.4 TRADEMARK. NYCOMED, its Affiliates and permitted sublicensees shall sell the Licensed Product in the Territory using a trademark selected by NYCOMED and approved by PHARMACYCLICS, such approval not to be unreasonably withheld (the "Trademark"). NYCOMED shall own the Trademark. It is understood and agreed that PHARMACYCLICS shall own any and all trademarks used in connection with the sale of the Licensed Product in the Retained Territory.


        6.5 PACKAGING. Unless otherwise agreed, the Licensed Product and, where allowed, the Device shall be sold under NYCOMED'S name or trade name. All packaging for the Licensed Product and the Device shall be approved by the Parties and shall comply with applicable government rules and regulations. In addition, and as required by law or as agreed to by the Parties, packaging for the Licensed Product shall indicate, as appropriate:


                        (i) That PHARMACYCLICS is the holder of the patent(s) under which the Licensed Product is licensed; and

                        (ii) The name of the manufacturer(s) of the Licensed Product or the Device.


7.      PAYMENTS, REPORTS AND RECORDS.


        7.1 PAYMENTS. Royalties accruing in any calendar quarter shall be paid by NYCOMED, NYCOMED Affiliates and/or NYCOMED sublicensees, as the case may be, within thirty (30) days after the end of such quarter. Simultaneously with the delivery of each such royalty payment, NYCOMED, NYCOMED Affiliates and/or NYCOMED sublicensees, as the case may be, shall deliver to PHARMACYCLICS a report indicating Net Sales for each Licensed Product and the Net Sales Base, and including an accounting of the deduction from Net Sales permitted by the definition thereof as well as the calculation of the Net Sales Base, and the calculation of the total royalties owed. NYCOMED, NYCOMED Affiliates and NYCOMED sublicensees, will keep records in sufficient detail to enable the royalties to be determined, and an independent certified public accountant selected by PHARMACYCLICS shall have access to the records of NYCOMED, NYCOMED Affiliates and NYCOMED sublicensees during reasonable business hours for the purpose of verifying for PHARMACYCLICS, in respect of any calendar quarter ending not more than three calendar years prior to the date of such request, the correctness of any report and/or payment made under this Agreement. Such accountant shall not disclose any information other than information relating solely to the accuracy of the reports and payments made under this Agreement' Any such audit shall be at PHARMACYCLICS' expense, except where such audit reveals an underpayment by NYCOMED of five percent (5%) or more, in which case NYCOMED shall bear such expense.


        7.2 LATE PAYMENTS. Any amount not paid when due under this Agreement shall bear interest at the lesser of:


                        (i) One and one-half percent (1-1/2%) per month, compounded monthly; or


                        (ii) The highest rate permitted by applicable law.


        7.3 EXCHANGE RATES; BLOCKED CURRENCY. Royalties due on sales by NYCOMED, NYCOMED Affiliates or NYCOMED sublicensees to third party customers shall be calculated and paid by NYCOMED in United States Dollars using the average of the exchange rate applicable on each day of the last week of the quarter for which settlement shall be made as set forth in the Wall Street Journal under the column for World Value of the United States Dollar. In the event that, by reason of regulations or taxes of any kind, it becomes impossible or illegal for NYCOMED, a NYCOMED Affiliate or a NYCOMED sublicensee as to any country to transfer, or have transferred on its behalf, royalty or other payments to PHARMACYCLICS in the United States, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of PHARMACYCLICS in a recognized banking institution designated by PHARMACYCLICS or, if none is designated by PHARMACYCLICS within a period of 30 days, in a recognized banking institution selected by NYCOMED, a NYCOMED Affiliate or a NYCOMED sublicensee, as the case may be, and identified in a notice in writing given to PHARMACYCLICS.


8.       JOINT DEVELOPMENT COMMITTEE; DEVELOPMENT OF PRODUCTS.


        8.1 COLLABORATIVE DEVELOPMENT. NYCOMED acknowledges and understands that all development of the Licensed Products, for all indications within the Field in the United States and the Territory, shall be conducted in collaboration with PHARMACYCLICS, as provided in this Article 8, except where either Party proceeds independently with respect to an additional indication, where provided under
Section 8.7. The role of each Party and the funding obligations of each Party with respect to such collaborative development shall be as set forth in this
Article 8 and by the JDC. All collaborative development of the Licensed Product in the Field and in the United States and the Territory shall be conducted only under the direction of the Joint Development Committee. NYCOMED shall have the right to proceed independently with human clinical development of a Licensed Product only as provided in Sections 8.7 and 8.10.


        8.2 JOINT DEVELOPMENT COMMITTEE. Promptly following the execution of this Agreement, the Parties shall form a Joint Development Committee ("JDC") consisting of three (3) representatives from each Party, as shall be agreed, to determine appropriate development strategies for Licensed Products. The JDC will oversee all aspects of the development program under this Article 8. While the Licensed Product is in development in the United States or in the Territory, the JDC will meet at least on a quarterly basis, alternating between NYCOMED'S Oslo offices and PHARMACYCLICS' Sunnyvale offices and will otherwise communicate regularly by telephone, facsimile or video conference. Thereafter, the JDC will meet at such times and places as may be agreed by the Parties. A Party may change any of its appointments to the JDC at any time upon giving written notice to the other Party. Any disputes or disagreements within the JDC shall be resolved pursuant to Section 8.4.


        Each representative shall have one vote. Any approval, determination, decision or other action by the JDC shall require the affirmative vote of each of the representatives of NYCOMED and PHARMACYCLICS present at the meeting, provided that at least two (2) representatives from each of the Parties are present at such meeting. The Party hosting each meeting of the JDC promptly shall prepare, and deliver to the other Party, minutes of such meeting setting forth all decisions of such committee in form and content reasonably acceptable to the other Party.

        In the event a Party proceeds independently with the development of a Licensed Product for an additional indication under Section 8.7(b), the JDC shall not oversee such development, but such Party shall provide to the JDC periodic reports on the status of the development of such Licensed Product.


        8.3 RESPONSIBILITIES OF THE JDC. The JDC will be responsible for overseeing and directing all aspects of the collaborative development of the Licensed Products in the Territory and the United States in the Field. In particular, the JDC will:


                        (i) Develop and adopt a Development Plan and Budget for each Licensed Product and Device for each indication within the Field;


                        (ii) Coordinate, expedite and monitor the development of Licensed Products under each Development Plan and Budget;


                        (iii) Determine whether to substitute for PCI-0123 another Texaphyrin incorporating lutetium pursuant to Section 8.8;


                        (iv) Allocate budgeted resources and determine priorities for each Development Plan; and


                        (v) To facilitate the flow of information with respect to the development work being conducted for each Licensed Product on a worldwide basis.


        8.4 DISPUTE RESOLUTION. Any disputes or disagreements arising under the Agreement which relate to the development program will be referred to the JDC. If the JDC is unable to resolve a dispute regarding any issue presented to it or arising in it, such dispute will be referred to the Chief Executive Officers of PHARMACYCLICS and NYCOMED (or their designees) for good faith resolution, for a period of ninety (90) days. If such dispute is not resolved by the end of such ninety (90) day period, the Parties shall be free to pursue any legal or equitable remedy available to them, subject to Section 25.2.


        8.5 DEVELOPMENT PLAN AND BUDGET. The collaborative development of each Licensed Product shall be governed by a specific and comprehensive development plan and budget (the "Development Plan and Budget"). No collaborative development of the Licensed Product for use in the Field in the Territory and in the United States shall be conducted other than pursuant to the Development Plan and Budget. The Development Plan shall outline fully the proposed program and time-line for development of the Licensed Product and the Device for a specific indication in the Field in the United States, and the Major Countries, including clinical testing, formulation, process development, manufacture of pilot and clinical trial lots, clinical studies and regulatory plans and other key elements needed to obtain regulatory approval. The Parties agree and acknowledge that each Development Plan and Budget may be modified dependent upon the recommendations of the EMEA and/or the FDA. The Budget shall include all proposed Development Expenses of the program expected during the development process through obtaining the MA in the United States and the Major Countries. Each Development Plan and Budget shall be updated annually by the JDC not later than ninety (90) days prior to January 1 of a calendar year hereunder. The JDC shall oversee the implementation of each Development Plan and Budget.


        8.6 INITIAL INDICATIONS.


                (a) NYCOMED and PHARMACYCLICS agree that the initial focus with respect to External Cancers will be upon the Initial External Cancers. PHARMACYCLICS shall have the responsibility for conducting all pre-clinical and Phase I clinical trials with respect to a Licensed Product for each of the External Cancers. The initial Development Plan and Budget for the Licensed Products for the Initial External Cancers is set forth in that certain letter from PHARMACYCLICS to NYCOMED, dated September 5, 1997, and incorporated herein by reference; however, the Parties agree and acknowledge that such initial Development Plan and Budget may be modified dependent upon the review of the JDC following the Effective Date, or upon recommendations of the EMEA and/or the FDA. NYCOMED's commitment for development of the Initial External Cancers shall not exceed [*] as per that memo dated September 5, 1997 from PHARMACYCLICS to NYCOMED for such indication as amended by the JDC.


                (b) NYCOMED and PHARMACYCLICS agree that the initial focus with respect to Internal Cancers will be upon the Initial Internal Cancers. PHARMACYCLICS shall have the responsibility for conducting all pre-clinical and Phase I clinical trials with respect to a Licensed Product for each of the Initial Internal Indications. Following the conduct of Phase I clinical trials, should PHARMACYCLICS determine to propose pursuing the further development for such Initial Internal Cancer, it shall provide to NYCOMED a proposed Development Plan and Budget for such indication. NYCOMED agrees that, upon review of such Development Plan and Budget, it will pursue such development for such Initial Cancer Indication as a Licensed Product under this Agreement unless it reasonably demonstrates that there is an insufficient commercial opportunity in the Territory for the sale of the Licensed Product for such Initial Internal Cancer.


        8.7     ADDITIONAL INDICATIONS.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                (a) Both Parties acknowledge that the development of the Licensed Product will expand beyond the initial indications, and each Party shall have the right to conduct development of Licensed Products for such additional indications, subject to this Section 8.7. This may include additional indication(s) for External Cancers and/or Internal Cancers, other than the Initial Internal Cancers and the Initial External Cancers. In the event that either Party determines to pursue additional indication(s) for the Licensed Product, it shall notify the other party and shall provide to the JDC all such data requested by such other Party so as to enable such other Party to determine whether to pursue such indication collaboratively, under this Article 8 and the JDC. Should the other Party agree to pursue the indication(s), all Development Expenses will be shared in the same percentages as outlined in Section 8.11. Further, JDC will determine the Development Plan and Budget for such and indication(s).


                (b)     (i)   In the event that NYCOMED determines that, for
commercial reasons, it does not choose to pursue collaboratively the development of an additional indication proposed by PHARMACYCLICS, it shall provide the information upon which its decision was based to PHARMACYCLICS. Should PHARMACYCLICS agree that NYCOMED'S decision is supportable, then NYCOMED shall have the right, but no obligation, to participate in the development of such additional indication as set forth below in this Section 8.7(c).


                        (ii) Should PHARMACYCLICS not agree that NYCOMED'S decision is supportable, the dispute shall be resolved pursuant to Article 8.4 hereof.


                        (iii) Should such dispute be resolved in favor of PHARMACYCLICS then NYCOMED shall be obliged to participate in the development of such additional indication at such time in the development process as NYCOMED shall determine but nonetheless as set forth in this Article 8.7(c).


                        (iv) Should such dispute be resolved in favor of NYCOMED then NYCOMED shall not be obligated to participate in the development of such additional indication but shall have the opportunity to participate, at its election, in accordance with Section 8.7(c).


                (c) In the event that one Party elects not to participate in the development of an additional indication, the remaining Party may proceed independently at its own cost. However, the Party which elected not to participate shall have the opportunity or, in the case of NYCOMED pursuant to
Section 8.7(b)(iii), shall be obligated to join in the development of the indication at a later date; provided that the following reimbursement schedule will apply:

                        (i) If the Party joins in development following Phase II clinical trials and prior to commencement of Phase III trials, such Party will reimburse the other Party an amount equal to [*] of the Development Expenses such Party would otherwise have expended had the program been done in collaboration,


                        (ii) If the Party joins in development after the initiation of Phase III clinical trials but prior to thirty days after filing of the MAA, such Party will reimburse the other Party an amount equal to [*] of the Development Expenses such Party would otherwise have expended had the program been done in collaboration, and


                        (iii) If the Party joins in development after the MA has been obtained, such Party will reimburse the other Party an amount equal to [*] of the Development Expenses such Party would otherwise have expended had the program been done in collaboration, as set forth below:


                                                      NYCOMED          PHARMACYCLICS

[*]                                                    [*]                  [*]
[*]                                                    [*]                  [*]
[*]                                                    [*]                  [*]
[*]                                                    [*]                  [*]


        After reimbursement as provided above, the Parties shall share all subsequent Development Expenses, if any, in the same percentages as outlined in
Section 8.11.


                (d) In the event the other Party does not choose to exercise its right to participate in the development of Licensed Product under Sub-Section 8.7(c), such Party shall have the right to pursue such development and commercialization independently; but without the right to license to any third party the right to market such Licensed Product for such independently pursued indication. In such event, the Party proceeding independently shall bear all costs associated with such development and commercialization of such Licensed Product for such additional indication. In addition, the Party proceeding independently shall own all right, title and interest in all Development Data resulting from such independent development, without any obligation to provide use of such Development Data to the non-developing Party.


        8.8 SUBSTITUTION OF LEAD COMPOUND. If during the course of development of PCI-0123 for a given indication the JDC determines that it appears possible that a Licensed Product containing PCI-0123 will not meet the objectives of the Development Plan therefor, in particular with respect to toxicity, efficacy, competitive advantage, safety, cost and/or for any other reason, the JDC, upon the approval of the Parties, may abandon the development of such Licensed Product and may substitute for such



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

Licensed Product a Licensed Product containing a Texaphyrin containing lutetium, other than PCI-0123. Such development of such substituted Licensed Product shall be as established for PCI-0123 and the provisions of this Agreement shall apply to such substituted Licensed Product, mutatis mutandis.


        8.9 LICENSED PRODUCT FORMULATION. NYCOMED agrees that it shall not make any changes to the formulation or chemical structure of any Licensed Product except upon the prior written approval of PHARMACYCLICS.


        8.10 RESPONSIBILITIES OF EACH PARTY. With respect to each Development Plan, PHARMACYCLICS shall be responsible for the conduct of all studies in the Core Dossier. PHARMACYCLICS shall also be responsible for the conduct of any and all pre-clinical and clinical studies, in addition to or other than the Core Dossier, that are specifically required to be conducted in order to obtain MA of a Licensed Product in Canada and Japan (the "PHARMACYCLICS Incremental Dossier"). In the event Phase III trials are specifically required to be conducted for the filing of the MAA and obtaining MA for a Licensed Product for the Initial External Cancers or Initial Internal Cancers in the Major Countries, in addition to the Core Dossier (the "Phase III Incremental Dossier") NYCOMED and PHARMACYCLICS shall agree which Party shall be responsible for the conduct of any and all such Phase III trials needed for the Phase III Incremental Dossier. Except as provided in the aforementioned sentence, NYCOMED shall be responsible for the conduct of any pre-clinical studies or any other clinical studies, other than or in addition to those in the Core Dossier, that are specifically required to be conducted in order to obtain MA for a Licensed Product in the Territory (the "NYCOMED Incremental Dossier"). PHARMACYCLICS and NYCOMED shall each be responsible for any post-governmental approval clinical studies in the Retained Territory and the Territory, respectively (in each case, the "Marketing Trials").


        8.11 ALLOCATION OF DEVELOPMENT EXPENSES. PHARMACYCLICS will bear one hundred percent (100%) of all Development Expenses incurred for the Core Dossier up to the commencement of Phase II trials for each of the Initial External Cancers and the Initial Internal Cancers. All Development Expenses incurred for the Core Dossier:


                        (i) From and after the commencement of Phase II Trials for each of the Initial External Cancers and the Initial Internal Cancers, and


                        (ii) From and after the time the Parties agree to pursue an additional indication collaboratively under Section 8.7, for each such additional indication for the Licensed Product, shall be borne [*] by PHARMACYCLICS [*] by NYCOMED.


                        All Development Expenses incurred for the Phase III Incremental Dossier (as defined under Section 8.10), if any, shall be [*] by PHARMACYCLICS and [*] by NYCOMED; provided, however, that NYCOMED shall have the right to offset against any royalties owed PHARMACYCLICS pursuant to Section 3.2(a) an amount equal [*] of the total Development Expenses incurred by both Parties in aggregate for the Phase III Incremental Dossier, but in no event more [*] of the royalties otherwise due PHARMACYCLICS in any one year. PHARMACYCLICS alone will bear all Development Expenses associated with the PHARMACYCLICS Incremental Dossier and NYCOMED alone will bear all Development Expenses associated with the NYCOMED Incremental Dossier. Each Party will bear all of the Development Expenses associated with that Party's Marketing Trials. In general, the Parties expect that the Party responsible for the conduct of the specific studies for which it is responsible will incur Development Expenses in the first instance. Neither Party will incur any Development Expenses which are the ultimate responsibility of the other Party except in connection with activities which are specifically assigned to the incurring Party under the Development Plan and in accordance with the Budget. The responsible Party will reimburse the other Party, in accordance with Section 8.12, for Development Expenses which such other Party incurs in accordance with the preceding sentence.


        8.12 REIMBURSEMENT. The Parties will determine on a quarterly basis whether reimbursement of Development Expenses incurred by either Party will be required pursuant to Section 8.11. If reimbursement is required, within thirty
(30) days following the commencement of the calendar quarter, the responsible Party will pay to the incurring Party the amount of reimbursement expected to be required in accordance with the approved Development Plan and Budget. Within thirty (30) days following the end of each calendar quarter, each Party will provide the other with a report of Development Expenses actually incurred during such quarter in accordance with the Development Plan and Budget. Within thirty
(30) days following receipt of such report, each Party shall pay the other, by payment or offset against amounts then owed by the other, its share of any Development Expenses for which it is responsible and has not yet paid; and each Party shall refund to the other, by payment or by offset against amounts due from the other, any excess of payments previously received over amounts to which such Party was entitled pursuant to Section 8.11.


        8.13 DOCUMENTATION EXCHANGE, COOPERATION. Each Party will make available to the other Party all Development Data and all technical, process and other information with respect to the Licensed Product and the Device (including, in PHARMACYCLICS' case, all PHARMACYCLICS Know-How) for the purpose of conducting development of the Licensed Product for use in the Field and of obtaining



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

governmental approvals in the Territory and the Retained Territory, including, in detail, all results of any pre-clinical or clinical trial. Each Party will fully cooperate with the other in connection with all such activities.


9.      REGULATORY MATTERS.


        9.1 GOVERNMENT APPROVAL. NYCOMED will be responsible for the administrative handling of MAAs in all countries of the Territory for the Licensed Product and the Device, unless otherwise decided by the Parties. NYCOMED will pay all fees and expenses related thereto. NYCOMED shall keep PHARMACYCLICS informed on an ongoing and timely basis, including, where requested by PHARMACYCLICS, providing copies of all MAAs to PHARMACYCLICS. PHARMACYCLICS shall provide to NYCOMED all of the data in the Core Dossier. NYCOMED shall be the sole holder of the MAAs and will at its own expense, be responsible for all administrative matters necessary to compile and submit the MAAs for the Licensed Product (and Device, where relevant) in each country of the Territory. NYCOMED shall also be responsible for maintaining the MAAs and will bear the registration renewal fees for the MAAs of the Licensed Product (and Device, where relevant) in each country of the Territory.


        9.2 ADVERSE REACTION REPORTING. Either Party shall advise the other Party, by telephone or facsimile, within such time as is required by the FDA or other Health Authority (with respect to the severity and/or increased frequency of such adverse reaction) after it becomes aware of any adverse reaction to the use of the Licensed Product or the Device. Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any reported adverse reaction, stating the full facts known to it, including but not limited to customer name, address, telephone number and lot or serial number, as appropriate.


        9.3 COMPLIANCE. NYCOMED shall comply with all health registration laws, regulations and orders of any government entity within the Territory and with all other governmental requirements relating to the promotion, marketing and sale of the Licensed Products.


        9.4 PRODUCT RECALL. NYCOMED and PHARMACYCLICS each shall notify the other promptly if any unit of Licensed Product or Device for use in the Field is alleged or proven to be the subject of or it is such Party's opinion such unit should be the subject of a recall, market withdrawal or correction, and the Parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction; provided, however, in the event of a disagreement as to any matters related to such recall, market withdrawal or correction, other than the determination of who shall bear the costs as set forth in the immediately following sentence, NYCOMED shall have final authority with respect to such matters in the Field and in the Territory and PHARMACYCLICS shall have final authority in the Retained Territory and outside the

Field. The cost of all recalls, market withdrawal or corrections of the Licensed Product and/or Device shall be the expense of the Party incurring such cost, subject to any rights to recover against HCC under the HC Agreement or against Device Suppliers under the Supplier Agreements. Each Party shall maintain records of all sales of Licensed Products and Devices and customers sufficient to adequately administer a recall, market withdrawal or correction for a period of three (3) years after termination or expiration of this Agreement, unless required by law to be maintained for a longer period. NYCOMED shall in all events be responsible for conducting any recalls, market withdrawals or corrections with respect to the Licensed Product and/or Device in the Field in the Territory. PHARMACYCLICS shall in all events be responsible for conducting any recalls, market withdrawals or corrections with respect to the Licensed Product and/or Devices in the Retained Territory or for Licensed Products outside the Field but in the Territory.


10.     LIABILITY AND INDEMNIFICATION.


        10.1 INDEMNIFICATION BY NYCOMED. NYCOMED shall indemnify, defend and hold harmless PHARMACYCLICS, its Affiliates and sublicensees and all officers, directors, employees and agents thereof (collectively, "PHARMACYCLICS Indemnitees") from all damages, losses, claims, judgments, liabilities, cost and expenses, including without limitation, reasonable attorneys fees and expenses (collectively, "Costs"), whether the foregoing are based in contract, tort, negligence or product liability incurred by or assessed against any PHARMACYCLICS Indemnitees that arise out of or incident to injury or death of persons or damage to or destruction of property caused or alleged to be caused by:


                        (i) The negligence, recklessness or willful misconduct of NYCOMED or its officers or employees;


                        (ii) Any representation made or warranty given by NYCOMED with respect to the Licensed Product (other than the labeling for the Licensed Product as approved by the EMEA or Health Authority); and


                        (iii) Any Licensed Product Filled and Finished by NYCOMED, NYCOMED Affiliates or NYCOMED sublicensees pursuant to the license grant set forth in Section 2.2. In the event of any such claim against or Costs incurred by any of the PHARMACYCLICS Indemnitees, PHARMACYCLICS shall promptly notify NYCOMED of such claim or Costs. NYCOMED shall manage and control, at its sole expense, the defense and/or settlement of any such claim against a PHARMACYCLICS Indemnitee. The PHARMACYCLICS Indemnitees shall cooperate with NYCOMED and may, at their option and expense, be represented in (but not control) any such action or proceeding. NYCOMED shall not be liable for any settlement entered into or cost or expense incurred by the PHARMACYCLICS Indemnitees in relation to any such action or proceeding without NYCOMED'S written authorization (unless NYCOMED shall have failed to assume management and control of the defense and settlement of the matter as provided above in this Section 10.1).


        10.2 INDEMNIFICATION BY PHARMACYCLICS. PHARMACYCLICS shall indemnify, defend and hold harmless NYCOMED, its Affiliates and sublicensees and all officers, directors, employees and agents thereof (collectively, "NYCOMED Indemnitees") from all Costs whether the foregoing are based in contract, tort, negligence or product liability, incurred by or assessed against any NYCOMED Indemnitees that arise out of or incident to injury or death of persons or damage to or destruction of property caused or alleged to be caused by the negligence, recklessness or willful misconduct of PHARMACYCLICS or its officers or employees. In the event of any such claim against or Costs incurred by any of the NYCOMED Indemnitees, NYCOMED shall promptly notify PHARMACYCLICS of such claim or Costs. PHARMACYCLICS shall manage and control, at its sole expense, the defense and/or settlement of any such claim against a NYCOMED Indemnitee. The NYCOMED Indemnitees shall cooperate with PHARMACYCLICS and may, at their option and expense, be represented in (but not control) any such action or proceeding. PHARMACYCLICS shall not be liable for any settlement entered into or cost or expense incurred by the NYCOMED Indemnitees in relation to any such action or proceeding without PHARMACYCLICS' written authorization (unless PHARMACYCLICS shall have failed to assume management and control of the defense and settlement of the matter as provided above in this Section 10.2).


11.     INTELLECTUAL PROPERTY.


        11.1    OWNERSHIP OF INTELLECTUAL PROPERTY.


                (a) PHARMACYCLICS shall retain all of its rights, title and interest in and to all PHARMACYCLICS Technology, copyrights, trade marks, trade name, and all other intellectual property owned by it as of the Effective Date which is embodied in or appurtenant to the Licensed Product.


                (b) Ownership of inventions (whether or not patentable) arising from work performed pursuant to this Agreement shall be determined in accordance with United States laws of inventorship.


                (c) All Development Data arising from work performed pursuant to this Agreement shall be owned jointly by the Parties. Subject to the terms of this Agreement, both Parties shall be authorized to use such Development Data as provided by this Agreement.

        11.2    PATENT PROSECUTION AND MAINTENANCE.


                (a) PHARMACYCLICS has the sole right to continue prosecution and maintenance of the PHARMACYCLICS Patents. PHARMACYCLICS shall provide NYCOMED with copies of all patent applications, prosecution documents, correspondence with government entities, and other information that NYCOMED may request with respect to the PHARMACYCLICS Patents. PHARMACYCLICS shall provide NYCOMED with a quarterly report of the status of such patents and such reasonable back-up documentation as NYCOMED may request.


                (b) PHARMACYCLICS shall have the right, at its option, to prepare, file and prosecute any patent applications with respect to any PHARMACYCLICS Inventions owned solely by PHARMACYCLICS. In connection therewith, NYCOMED agrees to cooperate with PHARMACYCLICS, at NYCOMED'S expense, in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued.


                (c) The Parties shall mutually determine which Party shall file, prosecute and maintain patent applications with respect to inventions jointly owned by PHARMACYCLICS and NYCOMED. The Parties shall bear all out-of-pocket costs of such patents equally, and shall cooperate with each other in connection with all such filings. Each Party shall have the right to review and comment on any joint patent application prior to its filing, and to consult with the filing Party with respect to prosecution of such application.


                (d) NYCOMED shall have the right, at its option, to prepare, file, prosecute and maintain any patent applications with respect to any NYCOMED Inventions owned solely by NYCOMED. With respect to the NYCOMED Patents, and in connection therewith, PHARMACYCLICS agrees to cooperate with NYCOMED at PHARMACYCLICS' expense in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued. NYCOMED shall provide PHARMACYCLICS with copies of all patent applications, prosecution documents, correspondence with government entities, and other information that PHARMACYCLICS may request with respect to the NYCOMED Patents. NYCOMED shall provide PHARMACYCLICS with a quarterly report of the status of such patents.


        11.3 INFRINGEMENT OF THIRD PARTY PATENTS IN TERRITORY. If a third party asserts that a patent or other proprietary right owned by it is infringed by the manufacture, use, importation, offer for sale or sale of a Licensed Product in the Field and in the Territory, and arising solely from the use of the PHARMACYCLICS Technology and not the NYCOMED Technology, the Party against whom such a claim was asserted shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. PHARMACYCLICS shall have the first right, but not the obligation, to defend such action, and NYCOMED shall cooperate in connection therewith, and shall have the right to be represented separately by counsel of its own choice, at its own expense. In the event a claim is asserted against NYCOMED and PHARMACYCLICS does not assume such defense, NYCOMED shall have the right to defend such action. PHARMACYCLICS shall cooperate in connection therewith, and shall have the right to be represented separately by counsel of its own choice, at its own expense. The entity (whether PHARMACYCLICS or NYCOMED) that controls the defense of a given claim with respect to the Licensed Product in the Field and in the Territory shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the consent of the other Party if such settlement would adversely affect the interests of such other Party. NYCOMED shall have the right to [*] to PHARMACYCLICS under Section 3.2(a) up to [*] pursuant to this Section 11.3 including, without limitation, any [*] that NYCOMED and/or its Affiliates and sublicensees are required to [*].


        11.4 THIRD PARTY INFRINGEMENT/MISAPPROPRIATION OF PHARMACYCLICS TECHNOLOGY.

                (a) If either Party becomes aware of any infringement of the PHARMACYCLICS Patents or misappropriation of the PHARMACYCLICS Know-How by a third party in the Territory in the Field, such Party shall promptly give notice thereof to the other Party and shall provide the other Party with any evidence or other information in its possession relating to such infringement or misappropriation. The Parties shall thereupon consult together as to the action to be taken.


                (b) PHARMACYCLICS shall have the first right, but not the obligation, to commence legal proceedings against any infringer of any PHARMACYCLICS Patent or misappropriation of PHARMACYCLICS Know-How in the Territory in the Field and in this case (subject to the provisions of the next two sentences) any damages recovered shall belong to PHARMACYCLICS. In the event PHARMACYCLICS commences such legal proceedings, NYCOMED may join in such proceedings within sixty (60) days after its receipt of notice from PHARMACYCLICS of the commencement of such proceedings if NYCOMED agrees to pay an amount equal to [*] of the cost of such proceedings. In such event, any damages, settlement fees or other consideration for past infringement in the Field and in the Territory received as a result of such proceedings shall be shared by PHARMACYCLICS and NYCOMED equally. If PHARMACYCLICS is not willing to undertake legal proceedings against the infringement or misappropriation in the Territory in the Field, NYCOMED may at its own cost and expense in its own name commence such legal proceedings and in such case



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

any damages recovered shall first be used to pay NYCOMED * * * * of its out-of-pocket costs incurred in bringing such action. Any amounts remaining shall be shared in the same proportion as if the sales represented by such amounts were Net Sales accruing during the year in which such recovery was obtained, as set forth in Section 3.2. Further, in such event, (a) subject to PHARMACYCLICS' right to approve any sublicense pursuant to Section 2.5, NYCOMED shall be free to settle the disputes on an amicable basis, (b) PHARMACYCLICS shall cooperate with NYCOMED as reasonably requested by NYCOMED.


12.     WARRANTIES AND REPRESENTATIONS.


        12.1 PHARMACYCLICS warrants and represents that it is the owner of the entire right, title and interest in and to the PHARMACYCLICS Technology (or holds requisite rights as licensee thereof) and that it has the right to grant the licenses under the PHARMACYCLICS Technology of the scope set forth herein.


        12.2 PHARMACYCLICS warrants and represents that to the best of its knowledge each patent included within the PHARMACYCLICS Patents was not fraudulently procured from the relevant governmental patent granting authority.


        12.3 Each Party hereto represents and warrants to the other that its execution and delivery hereof has been duly authorized by all necessary corporate action and that the terms and conditions of this Agreement, and its obligations hereunder, do not conflict with or violate any terms or conditions of any other agreement or commitment to which it is a signatory or by which it is bound.


13. EFFECTIVE DATE AND TERM. This Agreement will be effective as of the day and year first above written and will remain in effect until the expiration of all royalty or other payment obligations hereunder.


14.     TERMINATION.


        14.1 TERMINATION BY PHARMACYCLICS. Failure by NYCOMED to comply with any of its material obligations and conditions in this Agreement shall be considered a breach of this Agreement, and shall entitle PHARMACYCLICS to give NYCOMED written notice requiring NYCOMED to cure such breach. NYCOMED shall have sixty
(60) days to cure any such breach, except for breaches arising from failure to pay, in which case NYCOMED shall have ten (10) days to cure. In the event NYCOMED does not cure any such breach in the time provided, PHARMACYCLICS may terminate this Agreement by giving notice to take effect immediately.

        14.2 TERMINATION BY NYCOMED. Failure by PHARMACYCLICS to comply with any of its material obligations and conditions in this Agreement shall be considered a breach of this Agreement, and shall entitle NYCOMED to give PHARMACYCLICS notice requiring PHARMACYCLICS to cure any such breach within sixty (60) days. In the event PHARMACYCLICS does not cure any such breach in such time, NYCOMED may terminate this Agreement by giving notice to take effect immediately. Any alleged breach or default under a PHARMACYCLICS Supply Agreement or PHARMACYCLICS Device Supply Agreement or any alleged breach by PHARMACYCLICS' suppliers shall not be considered a breach or default by PHARMACYCLICS of this Agreement. In the event of termination of this Agreement by NYCOMED under this
Section 14.2.


                (a) PHARMACYCLICS renounces its right to any form of injunctive relief against NYCOMED, its subsidiaries, affiliates and distributors during the pendency of such dispute resolution except where PHARMACYCLICS had alleged a breach by NYCOMED of section 2.1, 2.2, 2.7 and 15.1.


        14.3 IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEE, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.


        14.4 The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.


        14.5 Notwithstanding anything else in this Agreement to the contrary, the Parties agree that Sections 3.2, 3.3, 9.1, 9.2, 9.3, 10.1, 10.2, 11.1, 11.2,
14.5, 15.1, 15.2, 25.1 and 25.2 shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by either or both of the Parties hereto.


        14.6 Termination of this Agreement, by expiration or for any other reason, shall be without prejudice to (a) PHARMACYCLICS' rights to receive all royalties and other payments due and accrued hereunder and unpaid on the effective date of such termination, and (b) any other remedies which either Party may then have hereunder.


15.     CONFIDENTIALITY.

        15.1 During the term of this Agreement and for a period of ten (10) years from any termination or expiration hereof, the receiving Party agrees to keep in confidence and not to disclose to any third party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information disclosed by the other Party. Notwithstanding the previous sentence, each Party shall be free to disclose Confidential Information (as hereinafter defined), to actual or potential licensees, licensors (in the case of PHARMACYCLICS) and sublicensees, as well as independent contractors, under a binder of confidentiality providing protection comparable to that provided in this Agreement.


        15.2 As used herein, "Confidential Information" shall mean all trade secrets or confidential or proprietary information designated as such in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the disclosing Party to the receiving Party. Notwithstanding the foregoing, information which is orally or visually disclosed to the receiving Party by the disclosing Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if


                        (i) It would be apparent to a reasonable person, familiar with the disclosing Party's business and the industry in which it operates, that such information is of a confidential or proprietary nature, the maintenance of which is important to the disclosing Party, or if


                        (ii) The disclosing Party, within 30 days after such disclosure, delivers to the receiving Party a written document or documents describing such information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the receiving Party to whom such disclosure was made. The restrictions on the disclosure and use of Confidential Information set forth in Section 15.1 shall not apply to any information which: (a) was known by the receiving Party (as evidenced by the receiving Party's written records) prior to disclosure by the disclosing Party hereunder; (b) is or becomes part of the public domain through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party having a legal right to make such a disclosure; or (d) is independently developed by the receiving Party, without use of the Confidential Information of the disclosing Party. This Agreement shall supersede any prior agreements as to the protection of confidential information.


16.     PUBLICITY.


        The Parties agree that, with respect to all press releases regarding this Agreement, each shall review the other Party's proposed press releases prior to their distribution to the media and public. Subject to Article 15, if, within forty-eight (48) hours of receipt of any such press release, the receiving Party does not object to its contents or timing, the receiving Party's acceptance shall be deemed to be given, and the disclosing Party shall be free to distribute the press release. If the receiving Party does object to the contents or timing of the press release within forty-eight (48) hours of its receipt, the Parties agree to discuss within the following forty-eight (48) hours a mutually acceptable solution. Once a press release has been issued in compliance with this Article 16, the Disclosing Party shall have the right, without the further consent of the other Party, to issue subsequent releases containing some or all of the information contained in the initial press release.


17.     FORCE MAJEURE.


        Neither Party shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, war, whether declared or not, accident, labor strike, sabotage order or decrees or any court or action of governmental authority.


18.     SUCCESSION AND ASSIGNMENT.


        This Agreement may not be assigned or otherwise transferred by either Party, whether voluntarily or by operation of law, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided that NYCOMED may assign this Agreement or any of its rights hereunder to any of its Affiliates (although, in such event, NYCOMED shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment). Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any accrued obligation which such Party then has hereunder. Notwithstanding the foregoing, either Party may assign this Agreement in connection with the merger, consolidation, transfer or sale of substantially all of the assets the business unit to which this Agreement relates.


19.     NOTICES.


        Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, 48 hours after deposit in the mail or noon on the business day next following deposit with a reputable overnight courier, (b) in the case of notices provided between Parties, at least one of which is outside the

United States, 10 days after deposit in the mail or noon on the second business day next following deposit with a reputable overnight express courier service, and (c) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default hereunder) upon completion of transmissions to the addressee's telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Article 19):


        If to PHARMACYCLICS:    PHARMACYCLICS, INC.
                                995 E. Arques Avenue
                                Sunnyvale, CA 94086, U.S.A.
                                Attention: VP, Business Development
                                Facsimile No.: (408) 774-0340


        With a copy to:         Cooley Godward LLP
                                5 Palo Alto Square
                                3000 El Camino Real
                                Palo Alto, CA 94306
                                Attention:  Barbara Kosacz
                                Facsimile No.:  (650) 857-0663


        If to NYCOMED:          NYCOMED Imaging AS
                                P.O. Box 4220 Torshov
                                N-0401
                                Oslo, Norway
                                Attention: President
                                Facsimile No.: 47 23 18 60 00

        With a copy to:         NYCOMED ASA
                                P.O. Box 4220 Torshov
                                N-0401
                                Oslo, Norway
                                Attention: Arnstein 0degaard
                                Facsimile No.: 47 23 18 60 36


20.     AFFILIATES.


        To the extent that any obligations or agreements are imposed upon Affiliates of a Party under this Agreement, such Party shall cause such Affiliates to fulfill such obligations and agreements.


21.     WAIVER.

        Failure of either Party to require, in one or more instances, performance by the other Party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms and conditions or of any other term and condition of this Agreement.


22.     ENTIRE AGREEMENT AND AMENDMENT; TITLES.


        22.1 This Agreement, together with its Appendices, constitutes the entire agreement between the Parties with respect to the subject matter hereof. It cancels and supersedes all prior written and oral agreements, understandings and declarations between the Parties in respect of the subject matter of this Agreement.


        22.2 The titles of the Sections of this Agreement are for general reference and convenience only and this Agreement shall not be construed and interpreted by reference to such titles.


23.     SEVERABILITY.


        In case one or several provisions of this Agreement should be declared ineffective or void by any court of competent jurisdiction or a government agency having jurisdiction, such declaration shall not affect the remainder of this Agreement which will remain in full force and effect. The provisions which were declared ineffective or void shall be replaced by new effective ones which shall be in their sense and regarding the intentions of the Parties in respect of this Agreement as similar as possible to the provisions ineffective or void.


24.     NO AGENCY.


        Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Except as set forth herein, neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to act on behalf of, represent or obligate the other Party in any way without prior written authority from the other Party.


25.     GOVERNING LAW; DISPUTE RESOLUTION


        25.1 This Agreement is governed by, and construed in accordance with, the laws of the United States and the State of New York without reference to choice of law principles.

        25.2 This Agreement is made on the basis of mutual confidence and it is understood that the differences, if any, during the duration of this Agreement should freely be discussed between the two Parties. Any dispute, controversy or claim arising out of, or relating to, this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration conducted in the English language in London, England under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The seat of the arbitration shall be in England. Notwithstanding the foregoing, nothing in this Section 25.2 shall be construed as limiting in any way the right of a Party to seek injunctive relief with respect to any actual or threatened breach of this Agreement, which breach would cause irreparable harm to the Party seeking such relief, from a court of competent jurisdiction.


26.     MODIFICATIONS.


        Any modification or addition to this Agreement shall be valid only if it is confirmed in writing by the duly authorized officers of both Parties.


27.     UNITED STATES DOLLARS.


        All references herein to dollars shall refer to United States dollars.





        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date first above written.





PHARMACYCLICS, INC.                        NYCOMED IMAGING AS


By: /s/ Marc S. Steuer                     By: /s/ Tore Talseth
   ----------------------------------         ----------------------------------

Title: V.P. Business Development           Title: President
      -------------------------------            -------------------------------
       and Chief Financial Officer
      -------------------------------      Date:  October 21, 1997
                                                --------------------------------

Date:  October 28, 1997
     --------------------------------

                                   APPENDIX A



                           LU-TEX (PCI-0123) STRUCTURE




                                [GRAPHIC OMITTED]

                                   APPENDIX B


                                      [*]


FOREIGN APPLICATIONS AND PATENTS:
(excludes U.S., Canada and Japan)


TITLE                                                  COUNTRY        PAT./APPLN. NO.
Metal Complexes of WaterSoluble Texaphyrins            Australia     Pat. 664877
                                                       European      Appln. [*]
                                                       Finland       Appln. [*]
                                                       New Zealand   Pat. 246795
                                                       Norway        Appln. [*]
                                                       S. Korea      Appln. [*]
Photodynamic Therapy of PigmentRelated PCT*                          Appln. [*]
Lesions

*Note: In PCT applications, all member countries at the time of filing have been designated.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                   APPENDIX C



                              TEXAPHYRIN STRUCTURE



                                [GRAPHIC OMITTED]